Exhibit 99.1



Excerpt from the prospectus of Brookdale Senior Living Inc. included in Amendment No.1 to its Registration Statement on Form S-1 (No. 333-135030) under the caption "Prospectus Summary -- Recent Developments" is included herewith as
Exhibit 99.1.



Recent Results of Operations for ARC
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The following preliminary unaudited consolidated financial data of ARC summarizes certain of ARC's results of operations for the three months ended June 30, 2006. The following operating results for the period are subject to completion of certain procedures which may result in changes to these results, and further, ARC's independent registered accounting firm makes no comment whatsoever regarding this financial data. The assumptions and estimates underlying the estimated financial information are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements". Accordingly, there can be no assurance that the estimated financial information is indicative of future performance or that actual results will not differ materially from the estimated financial information presented below. You should not place undue reliance on these estimates.

For the three months ended June 30, 2006 and 2005, revenues, occupancy at the end of the period and average occupancy were $138.0 million, 94%, and 94% and $122.0 million, 94% and 94%, respectfully. The revenue increase was primarily attributable to incremental revenue and occupancy from recent acquisitions, resident rate increases, the mark-to-market effect of unit turnover, additional management fees and increases in ancillary services. For the 66 facilities ARC has owned, leased or managed, excluding developments, its revenues increased 8% on an annualized basis for the three months ended March 31, 2006 when compared to ARC's same-store revenues for the three months ended June 30, 2005.